Exhibit 99.1

Adeona Announces Acquisition of Colwell Clinical Laboratories, a Southern California CLIA-Certified Clinical Lab

Acquisition Intended to Complete and Initiate Generating Revenues During the Current Quarter

Regional and National Growth Intended as First Clinical Lab Dedicated to the Diagnosis and Treatment of Disorders Involving Metal Dyshomeostasis

Teleconference and Webcast Set for Friday, April 17 at 1pm ET.

Ann Arbor, Michigan, April 16, 2009 -- Adeona Pharmaceuticals, Inc. (AMEX: AEN), a specialty pharmaceutical company dedicated to the awareness, diagnosis, prevention and treatment of subclinical zinc deficiency and chronic copper toxicity in the mature population, today announced that it has entered into an agreement to acquire Colwell Clinical Laboratories, Inc., an independent Southern California CLIA-certified clinical laboratory (”Colwell”).

Founded and in operation since 1946, Colwell is one of the most established independent CLIA-certified clinical laboratories in the State of California.  Centrally located in Southern California in Santa Ana, Orange County, Colwell can serve the same-day clinical laboratory needs of physicians that care for the 21 million residents of Los Angeles, San Diego, and Orange and Riverside Counties, one of the largest markets in the U.S.  Located in close proximity to both Orange County and Long Beach airports, Colwell can provide next-day clinical laboratory service to physicians nationwide.

Colwell has revenues of approximately $750,000 annually, is a licensed Medicare and MediCal provider, and accepts insurance from most third party reimbursers as well as private payers.

Adeona intends Colwell to remain independent but to assist Colwell in expanding its offering of services to include a suite of high precision and proprietary assays and diagnostic panels useful for the diagnosis, prevention and treatment of conditions that involve metal dyshomeostasis.  Adeona believes that, if operated as planned, Colwell may satisfy an unmet physician need for a clinical laboratory dedicated and competent in such areas.

Steve H. Kanzer, CPA, JD, Chairman and CEO of Adeona stated, “Our acquisition of Colwell Clinical Labs announced today is an important step in our recently announced plans to transition Adeona to profitability and through this acquisition we expect to begin recognizing revenues in this quarter on or before June 1st.  We believe conditions of metal dyshomeostasis to be both underdiagnosed and often completely treatable, resulting in untold costs to our healthcare system and unnecessary human suffering in the United States.  Our acquisition of Colwell is an important component of our mission to increase awareness and to assist physicians in the diagnosis, prevention and treatment of conditions involving metal dyshomeostasis.”

During 2007 and 2008, Adeona sponsored and conducted an IRB-approved, prospective, observational, blinded clinical trial enrolling 90 subjects, 30 with Alzheimer’s disease (AD), 30 with Parkinson’s disease (PD) and 30 age-matched normal subjects (Normals).  The purpose of the study was to evaluate serum markers of copper status and compare these results across the three groups of patients. The results of our study indicate highly statistically significant differences in serum markers of copper status between AD and normal subjects.  We believe that the differences observed suggest that Alzheimer’s patients have impaired protection from chronic copper toxicity, which may contribute to the progression of their disease.  The results from this study also appear to indicate a subclinical zinc deficiency in AD subjects.  Results from the study also indicate that it may be useful to screen the existing Parkinson’s disease population for signs of Wilson’s disease, an effort that Adeona hopes to promote and accomplish through Colwell.  Adeona and its HealthMine subsidiary intend to publish the results from this study in the future.

The Proposed Acquisition

The acquisition is expected to be completed on or before May 31, 2009 and is subject to satisfactory due diligence on the part of Adeona.  Adeona has paid a non-refundable deposit of $75,000 and, if satisfied with the outcome of its due diligence, will pay an additional $750,000 at closing on or before May 31, 2009 for all of the issued and outstanding stock of Colwell.   Adeona intends to enter into a consulting agreement with Neil O. Colwell, the owner of Colwell whom has operated the company since 1985, which will provide for cash compensation of ten thousand dollars ($10,000) per month for ninety (90) days following the closing and the issuance of options to purchase up to two-hundred thousand (200,000) shares of Adeona stock, vesting in monthly installments over a period of two (2) years, provided Adeona elects to maintain such consulting agreement in effect.

The Webcast and Teleconference

Adeona will host a webcast and teleconference at 1pm ET, tomorrow, Friday, April 17th.

Steve H. Kanzer, CPA, JD, Chairman and CEO of Adeona, and David A. Newsome M.D., president of Adeona’s HealthMine subsidiary, will present an audio/visual presentation regarding the proposed acquisition of Colwell.

Participants may view the audio/visual presentation by either pasting the following link into their browser http://www.visualwebcaster.com/event.asp?id=58014  or by following the link to be posted on Adeona's website at www.adeonapharma.com. United States participants wishing to join the call telephonically may dial toll free 877-852-6573 or 719-325-4798 for international participants and enter the passcode 4699059 which will provide audio only.

A recording of the audio/visual webcast will be maintained on the Company's website for at least 30 days following the webcast.

About Adeona Pharmaceuticals, Inc.

Adeona Pharmaceuticals, Inc. (AMEX: AEN) is a specialty pharmaceutical company dedicated to the awareness, diagnosis, prevention and treatment of subclinical zinc deficiency and chronic copper toxicity in the mature population. Adeona believes that such conditions may contribute to the progression of debilitating degenerative diseases, including, Dry Age-Related Macular Degeneration (Dry AMD), Alzheimer’s disease (AD) and mild cognitive impairment (MCI) in susceptible persons.  Adeona is also developing a number of late-stage clinical drug candidates for the treatment of rheumatoid arthritis and multiple sclerosis.  For further information, please visit www.adeonapharma.com.

About HealthMine, Inc.

HealthMine, Inc., a subsidiary of Adeona Pharmaceuticals Inc., is a health education communication and information resource company dedicated to raising awareness of subclinical zinc deficiency and the risks of chronic copper toxicity in the mature population.  HeathMine currently hosts two Web 2.0 websites, www.healthmine.com and the recently launched www.copperproof.com, a new informational website dedicated to increasing awareness of the potential health effects of chronic copper toxicity, especially in the mature population. By visiting www.copperproof.com, users can view a brief informational video, review relevant literature, obtain a sensitive test card to test their tap water for copper and, should they wish to participate in HealthMine’s CopperProof National Tap Water Survey, share their levels of copper in tap water and geographically compare such levels to those of others.  Since 2003, an increasing body of research continues to implicate chronic copper exposure as a potential factor that may contribute to the progression of diseases of the mature population, especially Alzheimer’s disease.

About Colwell Clinical Laboratories, Inc.

Founded and in operation since in 1946, Colwell is one of the most established independent CLIA-certified clinical laboratories in the State of California.  Centrally located in Southern California in Santa Ana, Orange County, Colwell can serve the same-day clinical laboratory needs of physicians that care for the 21 million residents of Los Angeles, San Diego, Orange and Riverside Counties, one of the largest markets in the U.S.  Located in close proximity to both Orange County and Long Beach airports, Colwell can provide next-day clinical laboratory service to physicians nationwide.  Colwell has revenues of approximately $750,000 annually, is a licensed Medicare and MediCal provider, and accepts insurance from most third party reimbursers as well as private payers.

This release includes forward-looking statements on Adeona's current expectations and projections about future events.  In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding designing additional clinical trials for oral dnaJP1, Zinthionein, flupirtine, or Trimesta. Adeona is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Adeona's forward-looking statements include, among others, a failure of Adeona's product candidates to be demonstrably safe and effective, a failure to obtain regulatory approval for the company's products or to comply with ongoing regulatory requirements, regulatory limitations relating to the company’s ability to promote or commercialize its products for awareness, prevention, diagnosis or treatment of subclinical zinc deficiency and chronic copper toxicity, a lack of acceptance of Adeona's product candidates in the marketplace, a failure of the company to become or remain profitable, that we will continue to meet the continued listing requirements of the American Stock Exchange (which, unlike other exchanges, does not require us to maintain any minimum bid price with respect our stock but does require us to maintain a minimum of $4 million in stockholders’ equity during the current year, for example), our inability to obtain the capital necessary to fund the company's research and development activities, a loss of any of the company's key scientists or management personnel, and other factors described in Adeona’s report on Form 10-K for the year ended December 31, 2008 and any other filings with the SEC.  No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Adeona undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.  Readers are urged to read to the Form 8-K and exhibits thereto associated with this press release and transaction and are urged to consider the risk that Adeona may not elect to complete the acquisition of Colwell as described.

For Further Information Contact:

Steve H. Kanzer, CPA, JD
Chairman and CEO
Adeona Pharmaceuticals, Inc.
(734) 332-7800 x39